Exhibit 10.20

Execution Copy

LONG TERM STANDBY COMMITMENT TO PURCHASE

This Long Term Standby Commitmentto Purchase No. TM1047 (Full-timeFarm) (“Commitment”) is made as of the first day of August 2007 between the Federal Agricultural Mortgage Corporation (“Farmer Mac”), a corporation organized and existing under the laws of the United States of America and Farm Credit Bank of Texas, an institution of the Farm Credit System, organized and existing under the laws of the United States of America (“Seller”).

WHEREAS, the Seller and Farmer Mac each desire to enter into this Commitment, which permits the Seller, at its option, to sell to, or exchange with, Farmer Mac Qualified Loans within a defined portfolio of Qualified Loans from time to time during the life of the defined portfolio and obligates Farmer Mac to purchase such Qualified Loans or deliver securities backed by such Qualified Loans, all under the terms and conditions set forth in this Commitment; and

WHEREAS, the Seller and Farmer Mac have identified a portfolio of Qualified Loans that the parties desire to make subject to the terms and conditions of this Commitment.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in this Commitment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Farmer Mac and the Seller agree as follows:

ARTICLE I

DEFINED TERMS

Whenever used in this Commitment, the following words and phrases have the following meanings:

AMBS:  Agricultural mortgage-backed securities guaranteed by Farmer Mac.

Business Day:  Any day other than a Saturday, Sunday or other day Farmer Mac or the Seller is closed for business.

Charter Act:  The Farmer Mac Charter Act in Title VIII of the Farm Credit Act of 1971 (12 U.S.C. §§2279aa et. seq.), as amended and in effect from time to time.

Commitment Term:  From the Effective Date of this Commitment through and including the date on which all Qualified Loans have been purchased or securitized or deemed paid in full (through scheduled payments, prepayments, liquidation or otherwise).

Delivery Date:  The date on which the Seller sells a Qualified Loan in the Portfolio to Farmer Mac, which, in the case of Tier I Qualified Loans, shall be the date that Farmer Mac disburses the purchase proceeds in accordance with Section 5.01, and, in the case of Tier II and Tier III Qualified Loans, shall be the date of delivery of a Qualified Loan to Farmer Mac pursuant to Sections 5.02 and 5.03, respectively.

Effective Date:  August 1, 2007.

Event of Default:  An event described in Article VIII.

Governmental Body:  Any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the parties.

Liquidated Qualified Loan:  As defined in the Servicing Contract.

Liquidation Expenses:  As defined in the Servicing Contract.

Liquidation Proceeds:  As defined in the Servicing Contract.

Loss:  With respect to any Tier I Qualified Loan, the amount, if any, by which (a) the sum of the amounts described in paragraphs 5.01(c)(iii) and (iv) hereof exceeds (b) (x) Liquidation Proceeds less (y) Liquidation Expenses not theretofore reimbursed to either Farmer Mac or the Seller, as appropriate) less (z) the sum of the amounts described in paragraphs 5.01(c)(i) and (ii) hereof.  Liquidation Proceeds and Liquidation Expenses shall be allocated among all then outstanding loans from Seller to the borrower, including such Tier I Qualified Loan.

Person:  An individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Portfolio:  The group of Qualified Loans, identified on the Qualified Loan Schedule, delivered to Farmer Mac in connection with this Commitment and incorporated herein by reference, which are subject to this Commitment and are eligible to be sold to, or exchanged with, Farmer Mac under the terms and conditions set forth in this Commitment.  Any Qualified Loans identified as in Pool TM1032 shall not be subject to the terms and conditions of this Commitment and shall continue to be governed by the Long Term Standby Commitment to Purchase between Farmer Mac and the Seller dated as of June 1, 2003, as amended.

Qualified Loan:  Any mortgage loan (including a Qualified Participation Interest) secured by agricultural real estate as defined in the Charter Act and the Seller/Servicer Guide that meets the requirements of this Commitment on its effective date and which is identified in the Portfolio or which is added to the Portfolio as provided for herein.

Qualified Loan Schedule:  A listing of Qualified Loans in the form of Exhibit D attached hereto.

Qualified Participation Interest:  An undivided interest in a mortgage loan, including the related mortgage or deed of trust.  The related mortgage loan must be a Qualified Loan.  The ratio of the principal balance of the Qualified Participation Interest to the principal balance of the underlying loan will be determined at the time the Qualified Participation Interest is placed into the Portfolio.  Prior to the time the initial Qualified Participation Interest becomes a Tier I, Tier II or Tier III Qualified Loan, the Seller and Farmer Mac will agree on the documentation to evidence the terms of the transfer to Farmer Mac of such Qualified Participation Interest.

Reserve Amount Annual Limit:  The maximum amount of Reserve Payments to be paid by Seller to Farmer Mac in any one calendar year.  [material omitted pursuant to a request for confidential treatment and filed  separately with the SEC].

Reserve Amount Total Limit:  The maximum aggregate amount of Reserve Payments to be paid by Seller to Farmer Mac during the term of this Commitment.  [material omitted pursuant to a request for confidential treatment and filed  separately with the SEC].

Reserve Payment:  An amount to be paid by Seller to Farmer Mac to mitigate a Loss that Farmer Mac would otherwise incur with respect to a Tier I Qualified Loan.  Such amount shall equal the lesser of (a) the Loss; and (b) the Reserve Amount Annual Limit.  The amount of a Reserve Payment shall be reduced by the amount that the aggregate of all Reserve Payments made over the term of this Commitment exceeds the Reserve Amount Total Limit.

Seller/Servicer Agreement:  The Farmer Mac Seller/Servicer Agreement dated as of June 1, 2003 between the Seller and Farmer Mac, as amended from time to time.

Seller/Servicer Guide:  The publication entitled “Farmer Mac Seller/Servicer Guide,” release dated 2007, as modified by any guide update or bulletin or as replaced by any other publication of Farmer Mac.

Servicing Contract:  The Master Central Servicing Agreement dated as of June 1, 2003 between Farmer Mac, as Owner/Master Servicer, and the Seller, as Central Servicer.

Standby Purchase Commitment Fee:  The periodic amount due Farmer Mac from the Seller for this Commitment.  [material omitted pursuant to a request for confidential treatment and filed  separately with the SEC].  Solely for purposes of this definition of Standby Purchase Commitment Fee, the term “unpaid principal balance of such Qualified Loan” shall mean the unpaid principal balance of such Qualified Loan less any outstanding borrower stock that may be retired and applied to the Qualified Loan, to the extent such outstanding borrower stock is in excess of the minimum amount of such stock required by federal law or regulation, calculated as of the first day of the month prior to the month in which the Standby Purchase Commitment Fee is to be paid.

Termination Event:  With respect to either the Seller or Farmer Mac, (i) any change in law or regulation (or any ruling or interpretation related to any existing law or regulation) that, in the reasonable judgment of such party and as supported by a written opinion of such party’s retained counsel, renders the transaction contemplated hereby void, unenforceable or illegal (in whole or in part) as to such party or (ii) any change in the law, regulations or Financial Accounting Standards adopted by the Financial Accounting Standards Board (or other similar accounting rules) that, in the reasonable judgment of such party and as supported by a written opinion of an independent counsel and/or accounting firm acceptable to both parties, renders the transaction as contemplated hereby unsound as to such party, it being understood by the parties that the treatment of the transaction contemplated hereby as risk management and the weighting of the Qualified Loans, other than Qualified Participation Interests, in the 20% category for risk-based capital purposes by the Seller and as off-balance sheet assets by Farmer Mac for capital requirements represents the accounting treatment contemplated by the parties.

Tier I Qualified Loan: Any Qualified Loan that is delinquent in payment for four or more consecutive months or otherwise in material non-monetary default, except as otherwise provided in Article V herein, and with respect to which any applicable borrower rights have been exercised or waived by the borrower, except those related to the borrower’s first rights of refusal to purchase/lease acquired property under the Farm Credit Act of 1971, as amended.  A Tier I Qualified Loan that was a Qualified Loan on the date it was added to the Portfolio will be a Qualified Loan for purposes of this Commitment unless the terms of such loan are changed by the Seller without the consent of Farmer Mac. The Seller’s acquiescence or consent to the entry of a bankruptcy or other court ordered or approved restructuring or a restructuring in accordance with the Farm Credit Act shall not constitute such a change requiring the consent of Farmer Mac.

Tier I Qualified Participation Interest:  A first right participation interest in an otherwise Qualified Loan that has a loan-to-value ratio in excess of Farmer Mac’s credit underwriting standards if the first right participation interest is acceptable to Farmer Mac, in its sole discretion.  A Tier I Qualified Participation Interest, if transferred to Farmer Mac, will have first priority in payment and liquidation to the interest not transferred to Farmer Mac.  The documentation evidencing the transfer of a Tier I Qualified Participation Interest will be agreed upon between the Seller and Farmer Mac at the time the initial Tier I Qualified Participation Interest is transferred to Farmer Mac.  The ratio of the principal balance of the Tier I Qualified Participation Interest to the Participation Interest that is not a Tier I Qualified Participation Interest will be determined at the time the Tier I Qualified Participation Interest is placed into the Portfolio.

Tier II Qualified Loan: Any Qualified Loan that complies, on the date of its sale to Farmer Mac, with the standards set forth in the Seller/Servicer Guide, as amended from time to time.

Tier III Qualified Loan: Any Qualified Loan that is less than four months delinquent but does not comply, on the date of its sale to Farmer Mac, with the standards set forth in the Seller/Servicer Guide, as amended from time to time.

ARTICLE II

GENERAL COVENANTS OF THE SELLER

Section 2.01. Performance of Obligations. The Seller hereby covenants to keep and perform faithfully all of the covenants and undertakings contained herein.

Section 2.02. Good Standing. The Seller hereby covenants to maintain its current condition of good standing under all applicable laws and regulations and to commit no act that would alter the status of the Seller as represented in Section 6.03 hereof.

Section 2.03. Further Assurances.  The Seller shall, subject to applicable confidentiality requirements, execute and deliver or cause to be executed and delivered to Farmer Mac now, and at any reasonable time or times hereafter at the request of Farmer Mac, all documents, instruments, letters of direction, notices, reports, acceptances, receipts, consents, waivers, affidavits and certificates as Farmer Mac may reasonably request, in form satisfactory to Farmer Mac in order to consummate fully all of the transactions contemplated hereunder.

Section 2.04.  Sale, Transfer or Pledge of Portfolio or Servicing Rights.  (a) During the Commitment Term, except to the extent provided in the Farm Credit Act of 1971, as amended, and subject to Section 10.14 hereof, the Seller shall not pledge or hypothecate all or any portion of the Portfolio or any of the rights associated with the Portfolio and the Qualified Loans (including rights to service the Qualified Loans or rights to servicing fee income).  The Seller may sell or transfer the Portfolio or the servicing rights associated with the Qualified Loans only under the terms set forth below.

(i)  Farmer Mac will approve the sale or transfer of the Portfolio only if all of the Qualified Loans in the Portfolio are sold or transferred to a purchaser or transferee that is reasonably acceptable to Farmer Mac and that agrees to assume all of the Seller’s obligations hereunder pursuant to a written agreement among the Seller, Farmer Mac and such successor party.  If the Seller transfers or sells the Portfolio but retains the right to service the Qualified Loans, the written agreement among the Seller, Farmer Mac and the successor party shall also provide that the payment of the Standby Purchase Commitment Fee shall remain a corporate obligation of the Seller.

(ii)  Farmer Mac will approve the sale of the servicing rights associated with the Qualified Loans only if such servicing is sold (a) with respect to all Qualified Loans and (b) to one successor servicer reasonably acceptable to Farmer Mac that agrees, pursuant to a written agreement among the Seller, Farmer Mac and such successor servicer, to the obligations of the Seller set forth herein.

(iii)  Any sale or transfer of the Portfolio or the rights associated with the Portfolio will be subject to a transfer fee of [material omitted pursuant to a request for confidential treatment and filed separately with the SEC].

(iv)  Upon such transfer, the Seller shall have no further right to include additional Qualified Loans in the Portfolio.

(b)  In the event of a merger, consolidation, formation of service entity, or other corporate reorganization involving the Seller and any Farm Credit Institution or other entity with which the Seller shall remain or become part of or affiliated with, then no servicing transfer fee shall be required and, to the extent such affiliated entity by written agreement assumes all of Seller’s responsibilities under this Commitment, neither will Farmer Mac’s approval of such transfer be required.

(c)  In addition to the provisions in the Servicing Contract concerning the assignment of the Seller’s servicing rights and obligations, the Seller, except to the extent provided in this Commitment, shall not pledge or hypothecate all or any portion of the remainder of its Farmer Mac mortgage servicing portfolio without providing evidence acceptable to Farmer Mac of the acknowledgement of any third party who will have rights therein of Farmer Mac’s entitlement to all or a portion of the value of such servicing portfolio in an Event of Default hereunder.

Section 2.05.  Indemnification.  The Seller shall indemnify and hold Farmer Mac harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, “Losses”) to which Farmer Mac may become subject insofar as such Losses arise out of or are based upon (i) the Seller’s performance of its servicing obligations set forth in this Commitment with respect to the Qualified Loans in the Portfolio prior to sale of the Qualified Loans to Farmer Mac or (ii) a final adjudication of, including any settlement of, any outstanding litigation described in Exhibit C attached hereto.  This covenant to indemnify and hold harmless shall survive the sale of the Qualified Loans to Farmer Mac.

Section 2.06.  Original Principal Balance.  Notwithstanding any other provision of this Commitment, the Seller shall not deliver a Tier II or Tier III Qualified Loan to Farmer Mac for sale if the original principal balance of such Qualified Loan does not meet Farmer Mac’s maximum dollar purchase limitations, in effect as of the Delivery Date, for the purchase of similar Qualified Loans, determined in accordance with the Charter Act.

Section 2.07.  Seller/Servicer Status.  The Seller shall maintain its status as a Farmer Mac approved seller and servicer under the Seller/Servicer Agreement.

ARTICLE III

COVENANTS OF FARMER MAC

Section 3.01.  Commitment to Purchase Qualified Loans.  Farmer Mac hereby covenants to purchase the Qualified Loans in the Portfolio in accordance with the provisions of this Commitment.

Section 3.02. Performance of Obligations. Farmer Mac hereby covenants to keep and perform faithfully all of the covenants and undertakings contained herein.

Section 3.03. Good Standing. Farmer Mac hereby covenants to maintain its current condition of good standing under all applicable laws and regulations and to commit no act that would alter the status of Farmer Mac as represented in Section 7.02 hereof.

ARTICLE IV

PRE-DELIVERY OBLIGATIONS OF THE SELLER

Section 4.01.  Payment of Standby Purchase Commitment Fee.  With respect to each Qualified Loan, by the seventh calendar day of each month, beginning in September 2007 (or the preceding Business Day if the seventh calendar day is not a Business Day) through and including the month in which the Commitment Term expires, the Seller shall pay to Farmer Mac in immediately available funds, by 12:00 noon, Eastern time, on such seventh day, an amount sufficient to pay the Standby Purchase Commitment Fee.  If such funds are not received by Farmer Mac by 12:00 noon, Eastern time, on such seventh day, the Seller shall pay interest to Farmer Mac on such overdue amount at a rate equal to the federal funds rate.

Section 4.02.  Delivery of Qualified Loan Information.  (a) Not later than the tenth day of the month following the date of execution of this Commitment, the Seller shall deliver to Farmer Mac a completed Qualified Loan Schedule for the Qualified Loans in the Portfolio.  Such Qualified Loan Schedule shall be delivered in magnetic media or electronic format acceptable to Farmer Mac.

(b)  The Portfolio shall be a fixed pool consisting of only the Qualified Loans identified in the Qualified Loan Schedule.  Any additional Qualified Loans not included in the Portfolio with respect to which Seller wishes to obtain credit enhancement from Farmer Mac shall be governed by the terms and conditions of a separate Long Term Standby Commitment to Purchase between the parties.  The Seller may not remove a Qualified Loan from the Portfolio without the prior written consent of Farmer Mac which consent shall not be unreasonably withheld; except, that, if the Seller refinances, restructures or modifies any Qualified Loan without the written consent of Farmer Mac (which consent shall not be unreasonably withheld and shall not be required in loan restructurings provided for under the borrower rights provisions of the Farm Credit Act), Farmer Mac shall not be obligated to purchase such restructured or modified Qualified Loan or to deliver AMBS backed by such restructured or modified Qualified Loan.  If a Qualified Loan is removed from the Portfolio through a refinancing by the Seller (either with or without the inclusion of additional loan funds), the Seller agrees to add such refinanced Qualified Loan back to the Portfolio, or include such refinanced Qualified Loan in a portfolio under a separate Long Term Standby Commitment to Purchase, within 3 months of the closing of the refinanced Qualified Loan, if such addition or inclusion is permissible under the operative documents.

Section 4.03.  Administration and Servicing of Qualified Loans. (a) The Seller will service the Qualified Loans in the Portfolio using commercially reasonable practices and in substantial compliance with the applicable servicing standards set forth in the sections of Article III of the Servicing Contract pertaining to the servicing of loans and administration of proceeds, except as modified by this Commitment.  The Seller may conduct such servicing through facilities of agents or independent contractors but shall not thereby be released from any of its duties or responsibilities hereunder.

(b)  The Seller must maintain or provide for the maintenance of an individual mortgage file for each Qualified Loan in the Portfolio.  Each mortgage file must include any papers or records that are required by the Servicing Contract (except assignments of mortgages to Farmer Mac).  The Seller will provide for the physical segregation of the mortgage notes relating to the Qualified Loans in the Portfolio and hold such mortgage notes in a secure environment in accordance with generally accepted industry standards for the custody of mortgage loan documentation.  The Seller will maintain or provide for the maintenance of each mortgage note in a fire resistant vault, drawer or other suitable depository.  The Seller is responsible for maintaining accurate accounting and borrower payment records, as required in the Servicing Contract.

(c)  Upon reasonable notice and at any reasonable time during the Commitment Term and subject to applicable confidentiality requirements, Farmer Mac has the right to examine any and all books and records that pertain to the Qualified Loans, any and all accounting reports associated with the Qualified Loans and borrower remittances, and any other reports and documentation that Farmer Mac considers necessary to assure that (i) the Qualified Loans meet the terms and conditions set forth herein and (ii) the Seller is servicing the Qualified Loans in compliance with the Servicing Contract and this Commitment.  Seller agrees to forward such books, records or reports (or copies thereof) to Farmer Mac upon request by Farmer Mac.

(d)  The Seller shall service delinquent Qualified Loans using commercially reasonable practices in substantial compliance with the provisions of Article III of the Servicing Contract and the Seller/Servicer Guide relating to the servicing of delinquent loans, including timely initiation of loss mitigation efforts.  However, the Seller must sell the delinquent Qualified Loan to Farmer Mac prior to completion of the foreclosure process (or other comparable conversion) in accordance with Section 5.01 hereof.  If title to the underlying mortgaged property has transferred to the Seller and no right of rescission by the borrower exists, the related Qualified Loan is no longer eligible for sale to Farmer Mac and should be reported as a “payoff” in accordance with the requirements of Section 4.04.

(e)         The Seller shall service all Qualified Loans, and all other loans to borrowers of Qualified Loans (“Related Loans”), in a manner that protects Farmer Mac’s financial interests.  In that regard, without Farmer Mac’s prior concurrence, which concurrence shall not be unreasonably withheld, the Seller shall not, without limitation, apply funds received, take or defer taking any servicing action (including restructuring or reamortizing), or waive a substantive default with respect to any Related Loan if so doing materially increases the amount of Farmer Mac’s risk of or actual loss with respect to the relationship (i.e., the Qualified Loan plus all Related Loans).

Section 4.04 Reporting Requirements.  Not later than the last Business Day of the month in which a Qualified Loan is added to the Portfolio, the Seller shall provide a loan setup file in a machine-readable format in accordance with the tape specifications set forth in Exhibit E attached hereto.  Thereafter and until the Qualified Loan is sold to Farmer Mac or otherwise removed from the Portfolio, the Seller shall provide not later than the seventh calendar day of each month a monthly loan activity report (based on actual payment activity) in a machine-readable format in accordance with the tape specifications set forth in Exhibit F attached hereto.

ARTICLE V

DELIVERY OF AND PAYMENT FOR QUALIFIED LOANS

Section 5.01.   Tier I Qualified Loans. (a)  Subject to the requirements set forth in this Commitment, the Seller may elect to sell to Farmer Mac, in exchange for cash, any Tier I Qualified Loan.  Notwithstanding the requirement that a Tier I Qualified Loan be delinquent in payment for four or more consecutive months or otherwise in material non-monetary default, prior to transfer of ownership of a mortgaged property from the borrower to the Seller as a result of loss mitigation efforts, a foreclosure proceeding or other comparable conversion, the Seller shall sell to Farmer Mac the related Tier I Qualified Loan regardless of the amount of time such Qualified Loan has been delinquent.

(b)           The purchase price for any Tier I Qualified Loan shall equal the unpaid principal balance of the Qualified Loan less any outstanding borrower stock that may be retired and applied to the Qualified Loan, as reported to Farmer Mac in accordance with Section 4.04, in the month in which the Seller elects to sell such Qualified Loan.  The purchase price for a Tier I Qualified Loan shall not include accrued or delinquent interest or foreclosure or related costs or expenses. The purchase proceeds, as well as any reimbursement of a portion of the Standby Purchase Fee, as described in Section 5.04, will be disbursed by wire transfer to the Seller on the first Business Day of the month following Farmer Mac’s confirmation of receipt of a completed Purchase Request and as described in subsection (d) below.

(c)           Liquidation Proceeds or other payments with respect to such Tier I Qualified Loan shall be applied as follows:

(i)	To the Seller, unpaid interest accruing at the note rate on the Qualified Loan while held by the Seller, but not to exceed interest accruing through 6 months following the first delinquency.

(ii)	To the party making protective advances and paying liquidation expenses and REO expenses, reimbursement for such advances and expenses.

(iii)	To Farmer Mac, unpaid interest accruing at the note rate less the applicable servicing fee rate on the Qualified Loan from the date purchased by Farmer Mac until the date of liquidation.

(iv)	To Farmer Mac, the outstanding principal amount of the Qualified Loan.

(v)
To the Seller, unpaid interest accruing at the note rate on the Tier I Qualified Loan from the date through which the Seller was paid for the interest by Farmer Mac until the date Farmer Mac purchased the Tier I Qualified Loan.

(vi)	To the servicer, unpaid servicing fees accrued during the period Farmer Mac owned the Tier I Qualified Loan.

(vii)	To the Seller, default interest accruing while the Seller held the Tier I Qualified Loan.

(viii)
To the Seller, prepayment penalties required to be paid by the Seller with respect to such Qualified Loan, but only to the extent such prepayment penalties exceed default interest paid to the Seller under clause (vii) above.

(ix)	To Farmer Mac, the remainder, if any.

(d)          No later than the seventh Business Day of any month in which the Seller elects to sell Tier I Qualified Loans to Farmer Mac, the Seller will do the following:

(i)        deliver a Purchase Request and Certification electronically and in hard copy, in the form of Exhibit B attached hereto, listing the Farmer Mac loan number and unpaid principal balance of the Qualified Loans that have become Tier I Qualified Loans that the Seller wishes to sell to Farmer Mac either as whole loans or participation interests.  The Purchase Request and Certification shall be delivered to Farmer Mac via facsimile transmission (number 202-872-7713).

(ii)  prepare and deliver all of the mortgage delivery documentation required pursuant to Chapter 302 of the Seller/Servicer Guide to Farmer Mac in accordance with the Seller/Servicer Guide.  Only Farmer Mac’s loan records as reflective of the reports submitted by the Seller under Section 4.04 hereof shall determine the proceeds that the Seller is entitled to receive for Farmer Mac’s purchase of Tier I Qualified Loans.

(iii)  pay directly to the custodian designated by Farmer Mac any custodial fees to be incurred in connection with the filing and maintenance of the mortgage documents by such custodian.

(e)         As of its Delivery Date, a Tier I Qualified Loan sold to Farmer Mac (or as to which a participation is sold to Farmer Mac) shall no longer be subject to the terms of this Commitment and shall be serviced by the Seller in accordance with the Servicing Contract.

(f)         The Seller and Farmer Mac agree that, if a Tier I Qualified Loan sold to Farmer Mac subsequently becomes current in payments under its original terms without being restructured, the Seller will repurchase from Farmer Mac and Farmer Mac will sell to the Seller such Qualified Loan for a price equal to the unpaid principal balance plus any accrued interest on such Qualified Loan.  Such Qualified Loan will thereafter be listed on the applicable Qualified Loan Schedule and be a part of the Portfolio subject to this Commitment.

(g)         No later than the fifth Business Day following the date that a Tier I Qualified Loan sold to Farmer Mac becomes a Liquidated Qualified Loan, Seller will pay to Farmer Mac any related Reserve Payment.

Section 5.02.  Tier II Qualified Loans.  (a)  Subject to the requirements set forth in this Commitment, the Seller may elect to sell to Farmer Mac, from time to time, at any time during the Commitment Term, in exchange for cash or AMBS, some or all Tier II Qualified Loans, subject to Farmer Mac’s then-current requirements for its Cash Window Program for cash purchases or its AMBS Swap Program, and any other terms mutually agreed between the parties at the time of sale.

(i)  Tier II Qualified Loans sold to Farmer Mac for cash pursuant to the terms of this section shall be sold at the price agreed by Farmer Mac and the Seller at the time of sale (less any outstanding borrower stock that may be retired and applied to the Qualified Loan), based on Farmer Mac’s then-required net yield for cash window purchases of the same product type as such Qualified Loans, and without adjusting for any changes in the credit relating to such Qualified Loans.

(ii)  Where Tier II Qualified Loans are exchanged with Farmer Mac for AMBS, the AMBS shall have an initial principal amount equal to the then-current principal balance of the swapped Tier II Qualified Loans less the then-current Reserve Amount Annual Limit.  Such AMBS shall bear interest initially at a rate equal to the weighted average of the then-current interest rates of such Qualified Loans, less the sum of the applicable Guarantee Fee, the Trustee Fee, and the related servicing fee under the Servicing Contract.  The guarantee fee to be charged to the Seller for any Tier II Qualified Loan sold to Farmer Mac in exchange for AMBS shall be equal to what had been the Standby Purchase Commitment Fee with respect to such Qualified Loan, and the Seller shall retain an unguaranteed first loss subordinated interest in the pool of loans underlying the AMBS in the amount of the then-current Reserve Amount Annual Limit.  If the Seller requests the AMBS be registered with the Securities and Exchange Commission (the “SEC”), the Seller shall pay any costs associated with such registration, including any legal, accounting and SEC fees.

(b)         Prior to the removal of a Tier II Qualified Loan from the Portfolio, the Seller will contact Farmer Mac to enter into a mandatory commitment to sell such Tier II Qualified Loan to Farmer Mac under the standard mortgage delivery and sale requirements set forth in the Seller/Servicer Guide.  In the month in which the Seller elects to sell Tier II Qualified Loans to Farmer Mac, the Seller will report, in accordance with the loan level reporting requirements set forth in Section 4.04, the removal of the Qualified Loan from this Commitment by reporting a zero unpaid principal balance.

(c)         The Seller shall sell Tier II Qualified Loans pursuant to subparagraph (a) in the case of a cash purchase, in the month in which the Qualified Loan is removed from this Commitment and, in the case of an AMBS purchase, in the next month after the month in which the Qualified Loan is removed from this Commitment.

(d)         No later than the last Business Day of the month of the sale to Farmer Mac of Tier II Qualified Loans in exchange for AMBS, the Seller shall supply a Loan Setup File (as defined in the Servicing Contract) including each such Tier II Qualified Loan.

(e)         As of its Delivery Date, a Tier II Qualified Loan sold to Farmer Mac (or as to which a participation is sold to Farmer Mac) shall no longer be subject to the terms of this Commitment and shall be serviced by the Seller in accordance with the standard servicing provisions of the Servicing Contract.

Section 5.03. Tier III Qualified Loans.  (a)  Subject to the requirements set forth in this Commitment and those negotiated at the time of sale, the Seller may make a one-time election to sell to Farmer Mac, in exchange for cash or AMBS, all of the Tier III Qualified Loans; provided, however, the Seller must concurrently sell all Tier I and Tier II Qualified Loans to Farmer Mac in accordance with the terms set forth herein for such sales.

(b)         The Seller must contact Farmer Mac if at any time during the Commitment Term it wishes to enter into a one-time mandatory delivery commitment to sell all of the Tier III Qualified Loans to Farmer Mac.

(i)  Tier III Qualified Loans sold to Farmer Mac for cash pursuant to the terms of this section shall be sold at the price agreed by Farmer Mac and the Seller at the time of sale (less any outstanding borrower stock that may be retired and applied to the Qualified Loan), based on pricing of AMBS collateralized by such Tier III Qualified Loans, and without adjusting for any changes in the credit relating to such Qualified Loans.

(ii)  Where Tier III Qualified Loans are exchanged with Farmer Mac for AMBS, the AMBS shall have an initial principal amount equal to the then-current principal balance of the swapped Tier III Qualified Loans less the then-current Reserve Amount Annual Limit.  Such AMBS shall bear interest initially at a rate equal to the weighted average of the then-current interest rates of such Qualified Loans, less the sum of the applicable Guarantee Fee, the Trustee Fee, and the related servicing fee under the Servicing Contract.  The guarantee fee to be charged to the Seller for any Tier III Qualified Loan sold to Farmer Mac in exchange for AMBS shall be equal to what had been the Standby Purchase Commitment Fee with respect to such Qualified Loan, and the Seller shall retain an unguaranteed first loss subordinated interest in the pool of loans underlying the AMBS in the amount of the then-current Reserve Amount Annual Limit.  If the Seller requests the AMBS be registered with the SEC, the Seller shall pay any costs associated with such registration, including any legal, accounting and SEC fees.

(c)         In the event the Seller elects to sell all Tier III Qualified Loans to Farmer Mac, Farmer Mac will provide instructions to the Seller regarding the required reporting relating to such Qualified Loans prior to their delivery to Farmer Mac.

(d)         As of its Delivery Date, a Tier III Qualified Loan sold to Farmer Mac (or as to which a participation is sold to Farmer Mac) shall no longer be subject to the terms of this Commitment and shall be serviced by the Seller in accordance with the standard servicing provisions of the Servicing Contract.

Section 5.04.  Participation Interests.  (a)  Upon election by the Seller to deliver a Tier II or Tier III Qualified Loan to Farmer Mac pursuant of this Commitment, Farmer Mac shall be entitled to perform such due diligence as to allow it to determine the value of the related mortgaged property at the time of purchase by Farmer Mac.  In the event that (i) Farmer Mac determines that the outstanding principal balance of such Qualified Loan exceeds the maximum loan-to-value ratio for eligibility for the appropriate Farmer Mac program at the time of purchase by Farmer Mac and (ii) if applicable, such Qualified Loan is not insured or guaranteed by a qualified mortgage insurer approved by Farmer Mac, Farmer Mac shall so notify the Seller and shall purchase only a pro rata participation interest in such Qualified Loan.  Such pro rata participation interest shall be calculated to result in the loan-to-value ratio (based on an appraisal performed in accordance with the Appraisal Standards set forth in the Seller/Servicer Guide) of Farmer Mac’s participation interest being equal to the maximum loan-to-value ratio for eligibility for the appropriate Farmer Mac loan product.  Upon receipt of such notice, the Seller may represent and warrant in writing that, notwithstanding Farmer Mac’s calculation of the loan-to-value ratio of such Qualified Loan, the actual loan-to-value ratio of such Qualified Loan on the date of sale of such Qualified Loan is less than or equal to the maximum loan-to-value ratio for eligibility for the appropriate Farmer Mac product.  In such event, Farmer Mac will accept delivery of the entire Qualified Loan, subject to the Seller’s liability for any loss resulting from a breach of the representation and warranty with respect to loan-to value.

(b)(i)            In the event that Farmer Mac accepts delivery of only a participation interest in a Qualified Loan as described in paragraph (a) above, Farmer Mac shall reimburse the Seller for a portion of the Standby Purchase Commitment Fee collected with respect to such Qualified Loan, which portion shall be calculated as described in subparagraph (ii) below.

(ii)               The amount of reimbursement due to the Seller in subparagraph (i) with respect to a Qualified Loan where Farmer Mac purchases a participation interest shall be the sum of (A) the unpaid principal balance of such Qualified Loan at the time that such Qualified Loan was made subject to this Commitment, as such amount was set forth in the related Qualified Loan Schedule delivered by the Seller to Farmer Mac pursuant to Section 4.02(a) and (B) the unpaid principal balance of such Qualified Loan at the time that the Seller elects to deliver such Qualified Loan to Farmer Mac pursuant to paragraph (a) above, which sum is divided by two and multiplied by (C) the number of months for which the Seller paid a Standby Purchase Commitment Fee with respect to such Qualified Loan, (D) the Standby Purchase Commitment Fee  (divided by 12) and (E) the amount by which 1 exceeds the percentage participation interest purchased by Farmer Mac.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants that:

Section 6.01.  Compliance with Farmer Mac Standards.  As of the Effective Date with respect to a Qualified Loan, each representation and warranty set forth in Chapter 304 of the Seller/Servicer Guide is true and correct with respect to such Qualified Loan, except that some of the Qualified Loans may have loan-to-value ratios between 75% and 80%, as specified in the Qualified Loan Schedule.

Section 6.02.  Consents and Approvals.  (a)  No consents or approvals of any Person are or will be required which have not or will not have been obtained for the execution and delivery of this Commitment or the performance of any obligations hereunder.

(b)         The execution of this Commitment has been approved by the Board of Directors of the Seller and the officer of the Seller who has executed this Commitment is authorized to do so.

Section 6.03.  Corporate Existence and Power.  The Seller is a Farm Credit Bank duly organized, validly existing and in good standing under the laws governing its creation and existence, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business, as now conducted, as required to enter into this Commitment and to meet its obligations under this Commitment.

Section 6.04.  Authorization and Non-Contravention. The execution, delivery and performance by the Seller of this Commitment are within the Seller’s corporate power and have been duly authorized by all necessary corporate action on the part of the Seller (no action by its shareholders being required) and will not: (i) violate or contravene any law, regulation, judgment, injunction, order, decree or other instrument currently binding on the Seller; or (ii) violate, contravene or constitute a default under any provision of the articles of incorporation or by-laws of the Seller or of any agreement, contract, mortgage or other instrument currently binding on the Seller.

Section 6.05.  Binding Effect.  This Commitment constitutes a valid and legally binding agreement of the Seller enforceable against the Seller in accordance with its terms, except as enforcement may be limited by receivership, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting creditors’ rights generally.

Section 6.06.  Governmental Consents.   No consent, approval, authorization or order of any Governmental Body is required, and no filing need be made with any Governmental Body, in connection with the execution, delivery and performance by the Seller of this Commitment or the consummation by the Seller of the transactions contemplated hereby.

Section 6.07.  Litigation.  There are no actions, suits, or proceedings pending or, to the best knowledge of the Seller, threatened, or any judgment or order entered against the Seller or its assets in any court or before any Federal, state, municipal or other governmental department or commission, board, bureau, agency or instrumentality which is likely to be adversely determined and which if adversely determined will materially, adversely affect its business or financial condition or the validity and enforceability of this Commitment or its ability to perform in accordance with this Commitment.

Section 6.08.  Showings.  The Seller has delivered to Farmer Mac on or prior to the date of execution of this Commitment: (i) an executed opinion of the Seller’s legal counsel (which may be internal counsel) substantially in the form set forth in Exhibit A attached hereto; (ii) certified resolutions evidencing necessary or appropriate corporate action; and (iii) other documents as may reasonably be requested by Farmer Mac.

Section 6.09.  Compliance with Laws.  The Seller is not in violation of any statute, rule or regulation of any Governmental Body or any order of any court or arbitrator, the violation of which, considered in the aggregate, is likely to materially adversely affect the business, operations or properties of the Seller.

Section 6.10.  Fraudulent Conveyance.  The performance of the Seller’s obligations under this Commitment does not constitute a fraudulent conveyance within the meaning of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the rights of creditors.

Section 6.11. Portfolio Requirements.  As of the Effective Date with respect to a Qualified Loan, such Qualified Loan has not been purchased or securitized by Farmer Mac, paid in full (through scheduled payments, prepayments or otherwise) or otherwise removed from the Portfolio under the terms and conditions set forth in this Commitment.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF FARMER MAC

Farmer Mac represents and warrants that:

Section 7.01.  Consents and Approvals.  No consents or approvals of any Person are or will be required which have not or will not have been obtained for the execution and delivery of this Commitment or the performance of any obligations hereunder.

Section 7.02.  Corporate Existence and Power.  Farmer Mac is an instrumentality of the United States, created and existing under the laws of the United States, duly organized, validly existing and in good standing under the laws governing its creation and existence, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to enter into this Commitment.

Section 7.03.  Authorization and Non-contravention.  The execution, delivery and performance by Farmer Mac of this Commitment are within Farmer Mac’s corporate power and have been duly authorized by all necessary corporate action on the part of Farmer Mac (no action by its shareholders being required) and will not: (i) violate or contravene any law, regulation, judgment, injunction, order, decree or other instrument currently binding on Farmer Mac; or (ii) violate, contravene or constitute a default under any provision of the Charter Act or of any agreement, contract, mortgage or other instrument currently binding on Farmer Mac.

Section 7.04.  Binding Effect.  This Commitment constitutes a valid and legally binding agreement of Farmer Mac enforceable against Farmer Mac in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting creditors’ rights generally.

Section 7.05. Governmental Consents.  No consent, approval, authorization or order of any Governmental Body is required, and no filing need be made with any Governmental Body, in connection with the execution, delivery and performance by Farmer Mac of this Commitment or the consummation by Farmer Mac of the transactions contemplated hereby.

Section 7.06. Compliance with Laws.  Farmer Mac is not in violation of any statute, rule or regulation of any Governmental Body or any order of any court or arbitrator, the violation of which, considered in the aggregate, could materially adversely affect the business, operations or properties of Farmer Mac.

Section 7.07. Litigation.  There are no actions, suits, or proceedings pending or, to the best knowledge of Farmer Mac, threatened, or any judgment or order entered against Farmer Mac or its assets in any court or before any Federal, state, municipal or other governmental department or commission, board, bureau, agency or instrumentality which is likely to be adversely determined and which if adversely determined will materially, adversely affect its business or financial condition or the validity and enforceability of this Commitment or its ability to perform in accordance with this Commitment.

Section 7.08.  Due Diligence.  Farmer Mac was provided access to the Seller’s servicing procedures, standards and loan portfolio and made an independent assessment that the Seller’s servicing procedures and standards as written meet the requirements of the Seller/Servicer Guide and that based on the data provided to Farmer Mac with respect to the Qualified Loans, the Qualified Loans meet Farmer Mac’s requirements.  Notwithstanding this representation and warranty, the Seller remains fully obligated under its representations and warranties, and subject to the remedies for breach thereof, as set forth in the Seller/Servicer Guide with respect to each of the Qualified Loans.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01.  Events of Default.  Any one or more of the following acts or occurrences shall constitute an Event of Default under this Commitment:

(a)  failure by the Seller to pay the Standby Purchase Commitment Fee or any required Reserve Payment in accordance with the terms of this Commitment; or

(b)  failure by the Seller to observe or perform any covenant or agreement contained in Sections 2.06, 2.07 or 6.01 herein which continues unremedied for a period of thirty (30) days after the Seller first acquires knowledge or receives notice thereof; or

(c)  failure by the Seller to observe or perform any other covenants or agreements set forth in this Commitment which continues unremedied for a period of thirty (30) days after the Seller first acquires knowledge or receives notice thereof; or

(d)  any other event that constitutes a breach of the Seller/Servicer Agreement during the Commitment Term which continues unremedied for a period of thirty (30) days after the Seller first acquires knowledge or receives notice thereof; or

(e)  any covenant, representation, warranty or statement made by the Seller herein or in any certificate delivered in connection herewith shall prove to have been incorrect in any material respect when made; provided that if the incorrect matter as to which such representation or warranty relates is capable of being cured, it shall not constitute an Event of Default hereunder unless the Seller fails to correct such matter within thirty (30) days after the Seller shall first acquire knowledge or receive notice thereof; or

(f)  a decree or order of a court or agency or supervisory authority having jurisdiction on the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Seller; or

(g)  the Seller consents to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to the Seller or all or substantially all of its property; or

(h)  the Seller admits in writing its inability to pay its debts generally as they become due, files a petition to invoke any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Section 8.02.  Farmer Mac Events of Default.  Any one or more of the following acts or occurrences by Farmer Mac shall constitute an Event of Default under this Commitment:

(a)  failure to purchase an eligible Qualified Loan or participation interest pursuant to the terms of this Commitment or reimburse a portion of the Standby Purchase Commitment Fee pursuant to Section 5.04(b); or

(b)  failure by Farmer Mac to observe or perform any other covenants or agreements set forth in this Commitment which continues unremedied for a period of thirty (30) days after Farmer Mac first acquires knowledge or receives notice thereof; or

(c)  any covenant, representation, warranty or statement made by Farmer Mac herein shall prove to have been incorrect in any material respect when made; or

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction on the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Farmer Mac; or

(e)  Farmer Mac consents to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to Farmer Mac or all or substantially all of its property; or

(f)   Farmer Mac admits in writing its inability to pay its debts generally as they become due, files a petition to invoke any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

ARTICLE IX

REMEDIES

Section 9.01.  Remedies of Farmer Mac.  Upon the occurrence of any Event of Default by the Seller hereunder, unless such Event of Default has been cured, Farmer Mac may, at its option:

(a)  terminate this Commitment and refuse to accept delivery of additional Tier I Qualified Loans for purchase hereunder; and/or

(b)  direct the Seller to repurchase, in accordance with the provisions of the Seller/Servicer Guide, any Qualified Loan sold to Farmer Mac relating to a specific Event of Default.

However, Farmer Mac’s remedy under this Section for an Event of Default under Section 8.01 (b), (c), (d) or (e) and related to a Qualified Loan(s) shall be limited to Section 9.01(b) unless the Event of Default relates to Qualified Loans with an aggregate unpaid principal balance exceeding 5% of the aggregate unpaid principal balance outstanding under this Commitment as of the date of an Event of Default, in which event Farmer Mac may exercise any remedy as provided in this Article IX; or

If the Seller fails to comply with the provisions of (b) above within 30 days upon demand of Farmer Mac, Farmer Mac may terminate the Seller/Servicer Agreement and the Servicing Contract, transfer all of the Seller’s Farmer Mac servicing portfolio “with cause” and retain the proceeds from such transfer.

Section 9.02.  Remedies of Seller.  Upon the occurrence of any Event of Default by Farmer Mac hereunder, the Seller may, at its option, terminate this Commitment; provided however, that:

(a)  Upon an Event of Default under Section 8.02(b), (c) or (d), the Seller may terminate this Commitment only if such Event of Default remains uncured for a period of 30 days following written notice to Farmer Mac by the Seller.

(b)  Upon an Event of Default under 8.02(a), the Seller may: (i) elect to require that the purchase price be paid by the issuance of an AMBS backed by such Qualified Loan or (ii) terminate this Commitment only if such Event of Default remains uncured for a period of 30 days following written notice to Farmer Mac by the Seller.

Section 9.03.  Remedies Not Exclusive.  Unless otherwise expressly provided, no remedy conferred herein or reserved to any party is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity; provided, however, that in no event shall either party have any liability to the other party with respect to consequential damages.

Section 9.04.  Delay or Omission Not Waiver.  No delay or omission of either party to exercise any right or remedy provided hereunder upon an Event of Default (except a delay or omission pursuant to a written waiver) shall impair any such right or remedy or constitute a waiver of any such Event of Default or acquiescence therein.  Every right and remedy given by this Article IX or by law to either party may be exercised from time to time, and as often as may be deemed expedient by either party.  In order to entitle either party to exercise any remedy reserved to such party in this Article IX, it shall not be necessary to give any notice unless otherwise provided in Sections 9.01 or 9.02.

ARTICLE X

MISCELLANEOUS

Section 10.01.  Termination Event.  Farmer Mac and the Seller each must give the other party written notice of the occurrence of a Termination Event.  In the case of a Termination Event, such notice shall be accompanied by an opinion of counsel or an opinion of an independent accounting firm, as applicable, supporting the conclusion that a Termination Event has occurred.  Upon the declaration of the occurrence of a Termination Event; this Commitment shall terminate only in respect to the Qualified Loans affected by the Termination Event and be of no further force or effect.  A Termination Event will not affect the repurchase and resale obligations set forth in Section 5.01(f).

Section 10.02.  Accounting/Capital Treatment.  Neither Farmer Mac nor any of the directors, officers, employees or agents of Farmer Mac shall be under any liability for the accuracy, legality or soundness of the Seller’s intended accounting or capital treatment of the transaction contemplated by this Commitment or for the Seller’s interpretation of any accounting rules relating to its intended accounting or capital treatment of this transaction.

Section 10.03.  Servicing.  In connection with the servicing of the Qualified Loans in the Portfolio, although the Seller agrees to comply with the servicing standards set forth in the Servicing Contract, the parties agree that the Seller is not servicing the Portfolio for Farmer Mac until the Qualified Loans are removed from the Portfolio and sold to Farmer Mac.

Section 10.04.  Confidentiality.  During the term of this Commitment, the Seller and Farmer Mac shall each maintain the confidentiality of the terms and conditions set forth in this Commitment.  This shall not affect the right of the Seller or Farmer Mac to discuss generally the existence of the Commitment, the general impact of the Commitment, the size of the Portfolio and any other non-fee or non-pricing related information.  Each of the Seller and Farmer Mac shall disclose the terms of this Commitment to others only as may be required in connection with such party’s business or by law, regulation, financial disclosure and other accounting rules or other legal process and each party agrees to advise the other party of any such disclosure that is made to any person who is not a director, officer, or employee of the disclosing party or the disclosing party’s accountants, lawyers or auditors.

Section 10.05.  Benefit of Commitment.  Any reference to any of the parties to this Commitment shall be deemed to include the successors and assigns of such party.  All covenants and agreements herein contained are for the benefit of the parties hereto only, and nothing expressed or implied herein is intended to be for the benefit of any other Person.

Section 10.06.  Amendments and Waivers.  No term, covenants, agreement or condition of this Commitment may be amended, nor any compliance therewith waived (either generally or in a particular instance and either retrospectively or prospectively) except by an instrument in writing duly executed and delivered by the parties hereto.

Section 10.07.  Notices.  All notices and communications provided for hereunder shall be in writing and shall be delivered by legible telecopy (receipt confirmed by telephone) or by a means that guarantees over-night delivery.  All notices and communications shall be addressed as follows.

If to the Seller:

Farm Credit Bank of Texas
Attention:  General Counsel
6210 Highway 290 East
Austin, Texas  78723
Telecopy Number:  (512 465-0564)

If to Farmer Mac:

Farmer Mac
Attention:  General Counsel
1133 Twenty-First Street, N.W.
Suite 600
Washington, DC 20036
Telecopy No: (202) 872-7713

Section 10.08.  Attorneys’ Fees.  If a legal action is commenced in connection with any dispute under this Commitment, the prevailing party shall be entitled to reasonable attorney fees, costs, and necessary disbursements incurred in connection with the related action as determined by the court.

Section 10.09.  Severability.  If any provision of this Commitment shall be invalid, illegal or unenforceable, such provision shall be severable from the remaining provisions of this Commitment, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.10.  Multiple Counterparts.  This Commitment may be simultaneously executed in multiple counterparts, all of which shall constitute one and the same instrument and each of which shall be, and shall be deemed to be, an original.

Section 10.11.  Governing Law.  The terms of this Commitment shall be construed and interpreted in accordance with federal law.  To the extent federal law incorporates state law, that state law shall be the laws of the District of Columbia, without regard to the conflicts of laws provisions thereof.

Section 10.12.  Termination.  This Commitment shall terminate on the earlier of (a) the last day of the Commitment Term, (b) the date upon which the actions required upon the occurrence of a Termination Event, as set forth in Section 10.01, have been fulfilled by the Seller or Farmer Mac, as applicable, (c) at Farmer Mac’s or the Seller’s option, the date upon which an Event of Default has occurred, or (d) a date mutually agreed upon by the parties hereto.

Section 10.13.  Time is of the Essence.  Time is of the essence for all of the terms and provisions of this Commitment.

Section 10.14.  Farm Credit System Status.  Farmer Mac understands that the Seller is an institution of the Farm Credit System and that, as such, it and all of its assets are subject to joint and several liability of all Farm Credit System obligations as well as all other terms, conditions and restrictions set forth in the Farm Credit Act, as amended.  Farmer Mac also understands that the Seller’s access to funds for purposes of ongoing lending activity and operations is with other Farm Credit System banks in the issuance of joint and several debt obligations on the agency debt market.  This funding relationship is authorized in the Farm Credit Act of 1971, as amended, which requires Farm Credit System banks to have on hand collateral, including all eligible loans, proceeds and other assets of the bank equal to the amount of the outstanding indebtedness for with the bank is primarily liable.  Farmer Mac acknowledges that the funding relationship between the Seller and the other Farm Credit System banks in no way violates the restrictions on the Seller’s pledging or hypothecating loans in the Portfolio.  In the event of a purchase of a Qualified Loan by Farmer Mac under the terms of this Commitment, the Seller agrees to apply all of the proceeds of such purchase against the Seller’s indebtedness and to sell such Qualified Loan to Farmer Mac free of any lien or restriction.

Section 10.15.  Authorized Association.  The Seller agrees that it shall enter into a Field Servicing Agreement with one of the Associations in its district, Texas AgFinance, Farm Credit Services (the “Authorized Association”), that shall authorize the Authorized Association to service the Qualified Loans in the Portfolio on behalf of the Seller and to communicate directly with Farmer Mac with respect to the servicing of such Qualified Loans subject to the Authorized Association providing prior written notice of such servicing actions and communications to Seller and subject further to the Seller not revoking or suspending such authorization.  To the extent that Seller has not given Farmer Mac written notice of the revocation or suspension of any such authorization granted to the Authorized Association, the Authorized Association will be considered to be a seller/servicer in the Farmer Mac program.  The Seller hereby agrees to notify Farmer Mac prior to revoking or suspending the authorization of the Authorized Association to take servicing actions on behalf of the Seller with respect to any Qualified Loan in the Portfolio subject to this Commitment and acknowledges that, to the extent that it has not provided Farmer Mac with such written notice, Seller shall be bound by servicing actions and communications to Farmer Mac made by a duly authorized representative of the Authorized Association.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment to be duly executed by their duly authorized officers or representatives as of the date above first written.

Federal Agricultural Mortgage Corporation

By:		/s/ Tom Stenson
	Name:	Tom Stenson
	Title:	Executive Vice President

Farm Credit Bank of Texas

By:		/s/ Kurt Thomas
	Name:	Kurt Thomas
	Title:	Vice President/Unit Manager,
Association Direct Lending Unit

EXHIBIT A

FORM OF OPINION OF COUNSEL FOR SELLER

1.  The Seller has been duly organized and is validly existing as a Farm Credit Bank in good standing under the laws of the United States of America, has the full corporate power to conduct its business as now being conducted and is qualified, or need not be qualified, to conduct its business in all of the states in which it does, or plans to do business.

2. The Seller has full right, power and authority to execute, deliver and perform its obligations under the Commitment; and the Commitment has been duly authorized, executed and delivered by the Seller; and the Commitment constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller by Farmer Mac in accordance with its terms except to the extent (i) enforcement thereof may be limited or affected by any applicable bankruptcy, insolvency, receivership, reorganization, moratorium or similar laws affecting creditors’ rights generally as such laws may be applied in the event of an insolvency or similar proceeding affecting the Seller, or (ii) principles of equity may limit the availability of certain remedies.

3.  The individual or individuals who have executed the Commitment on behalf of the Seller have the legal power, right and actual authority to bind the Seller to the terms and conditions of the Commitment.

4.  Neither the execution and delivery by the Seller of the Commitment, nor the fulfillment of the terms of the Commitment nor the compliance by the Seller with any of the provisions of the Commitment violate any provisions of the articles of incorporation/charter or bylaws of the Seller, or any law or regulations applicable to the Seller or court decree known to us to be applicable to the Seller; and, to the best of our knowledge (after having made inquiry with respect thereto), none of such actions will result in a breach of, or constitute a default under, any agreement, indenture or other instrument to which the Seller is a party or by which it is bound.

5.  There is not pending or, to the best of our knowledge, threatened any action, suit, proceeding, inquiry or investigation at law or in equity or before any court, public board or regulatory agency, against or affecting the Seller or its assets wherein an unfavorable decision, ruling or finding would adversely affect the Seller’s powers of existence or the validity or enforceability of the Commitment, or which might result in any material adverse change in the business condition (financial or otherwise) or operation of the Seller, or which might adversely affect the Seller’s ability to perform its obligations under the Commitment.

6.  There is no litigation or investigation pending or threatened, or any judgment or order entered, affecting the Qualified Loans (or any other mortgages that the Seller is servicing, which mortgages have interest rate and adjustment provisions similar to those contained in the adjustable rate Qualified Loans), at law or in equity by or before any federal or state court or governmental instrumentality or agency having jurisdiction over the Seller or the Qualified Loans.

EXHIBIT B
PURCHASE REQUEST AND CERTIFICATION

TO:	[	]
Farmer Mac
1133 21st Street, N.W.
Suite 600
Washington, D.C. 20036

DATE:_________ [No later than the 7th business day of the month]

SELLER PURCHASE REQUEST AND CERTIFICATION

Farmer Mac Seller ID:

The following Qualified Loans have become Tier I Qualified Loans pursuant to the Long-Term Standby Commitment to Purchase entered into between Farmer Mac and Farm Credit Bank of Texas (the “Seller”) as of August 1, 2007 (the “Commitment”).  Accordingly, the Seller certifies that (i) all the information contained in the Qualified Loan Schedule submitted to the Custodian is correct and (ii) the Seller has transferred an undivided interest in such Qualified Loans to Farmer Mac. Capitalized terms used but not defined herein shall have the meanings set forth in the Commitment.

Farmer Mac Loan #	Current whole loan UPB

 [Note:                   Request with more than 25 loans must include a 3.5” floppy diskette in an ASCII  file  format with the following information:

Fields O1-9 - Servicer Number
Fields 10-18 - Farmer Mac Loan Number
Fields 19-24 - Current Whole Loan UPB]

Farm Credit Bank of Texas

By:
[Authorized Officer]

Contact Person:
Name:
Phone #:
Address:

EXHIBIT C

Pending Litigation Schedule

NONE

EXHIBIT D

Qualified Loan Schedule
Tape Specifications

EXHIBIT E

Loan Set-up File

EXHIBIT E IS NOT APPLICABLE BECAUSE NO QUALIFIED LOANS WILL BE ADDED TO THE PORTFOLIO AFTER THE EFFECTIVE DATE.

EXHIBIT F
Monthly Loan Activity Report
Tape Specifications